Exhibit 99.1

Earthstone Energy, Inc. Provides Operations Update and

Raises 2016 Capital Budget and Guidance

2016 Capital Budget of $39.1 million

The Woodlands, Texas, June 15, 2016 – Earthstone Energy, Inc. (NYSE MKT: ESTE) today announced updated guidance for 2016.

Highlights

•	Capital budget of $39.1 million

•	2016 full year average production guidance of 4,400 Boepd to 4,800 Boepd

•	2016 exit rate production guidance of 6,000 Boepd to 6,200 Boepd

Operations Update

Our updated capital budget and guidance includes estimates of operations and activities associated with our recent acquisition of Lynden Energy Corp., which we closed on May 18, 2016. We have 12 gross Eagle Ford locations waiting on completion. With the recent improvement in oil prices, we currently plan to begin our completion program this summer. We intend to initiate this frac program with the completion of four wells in our Boggs Unit in Karnes County, Texas (33% operated working interest). Given continued supportive oil prices and service costs, we expect to begin drilling a five well Eagle Ford pad in southwest Gonzales County, Texas during the fourth quarter of 2016. This pad is directly offsetting the Boggs Unit. In addition, as previously announced, we expect to participate in certain drilling and completion operations in the Midland and Williston Basins.

Our updated capital budget and guidance is provided below, but is potentially subject to significant change that could result from numerous factors including changes in commodity prices and service costs and availability of quality drilling and completion equipment and personnel, among other factors.

Updated Capital Budget

Capital Expenditures	$ millions (Net)	Number of Gross / Net Wells Spudded	Number of Gross / Net Wells On Line
Drilling and Completion:
Operated Eagle Ford	24.5	5 / 2.5	12 / 5.3
Non-Operated Bakken	7.0	10 / 0.4	35 / 1.4
Non-Operated Midland Basin – Horizontal	3.5	1 / 0.4	1 / 0.4
Non-Operated Mitchell Ranch	1.0	0 / 0	2 / 1.0
Operated Austin Chalk	1.1	0 / 0	1 / 0.5
Land	2.0

Total	39.1	16 / 3.3	51 / 8.6

Updated Guidance

The following guidance is provided below, but is subject to significant change that could result from numerous factors including changes in commodity prices and service costs and availability of quality drilling and completion equipment and personnel, among other factors.

2016 Average Production (Boepd)	4,400 – 4,800
% Oil	63%
% Gas	25%
% NGL	12%
Operating Costs ($/Boe)
Lease Operating and Workover	10.00 – 11.00
Production Taxes	1.50 – 2.00
Cash G&A	6.00 – 7.00

Note: Guidance is forward-looking information that is subject to a number of risks and uncertainties, many of which are beyond the Company’s control. See “Forward-Looking Statements” below.

Management Comments

Frank A. Lodzinski, President and Chief Executive Officer, commented, “Given the recent improvement in commodity prices, we believe now is the time to ramp up production with our frac inventory while re-establishing drilling activities. We will likely complete our four-well Boggs Unit in Karnes County this summer. The increased capital program has the potential to generate a 2016 exit rate that ranges from 6,000 Boepd to 6,200 Boepd, which is approximately 70% greater than our average production for the first quarter of 2016, and sets us up well for significant growth in 2017. It should be noted that increased volumes will have a positive effect of reducing lease operating and general and administrative costs on a per-unit basis. Finally, we continue to actively pursue acquisitions that might be transformational for the Company and smaller acquisitions which complement our present holdings.”

About Earthstone Energy, Inc.

Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company engaged in developing and acquiring oil and gas reserves through an active and diversified program that includes acquiring, drilling and developing undeveloped leases, asset and corporate acquisitions and exploration activities, with its current primary assets located in the Eagle Ford trend of south Texas, the Midland Basin of west Texas, and in the Williston Basin of North Dakota. Earthstone is traded on NYSE MKT under the symbol “ESTE.” Information on Earthstone can be found at www.earthstoneenergy.com. The Company’s corporate headquarters is located in The Woodlands, Texas.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. The forward-looking statements include statements about future operations, expansion of production and development acreage, increased cash flow, earnings and assets and access to capital. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. However, whether actual results and developments will conform to expectations is subject to a number of material risks and uncertainties, including but not limited to: the risks of the oil and gas industry (for example, volatile oil prices and operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits); the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future oil and gas prices, production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather; inability of management to execute its plans to meet its goals; unavailability of gathering systems, pipelines and processing facilities; and the possibility that government policies may change. Earthstone’s annual report on Form 10-K for the year ended December 31, 2015, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission (“SEC”) filings discuss some of the important risk factors identified that may affect Earthstone’s business, results of operations, and financial condition. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contact:

Neil K. Cohen

Vice President, Finance, and Treasurer

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, TX 77380

281-298-4246